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                                                                    EXHIBIT 10.2

                           The Learning Company, Inc.
                              One Athenaeum Street
                         Cambridge, Massachusetts 02142



                                January 30, 1998



Mr. Michael J. Perik
Chairman and Chief Executive Officer
The Learning Company, Inc.
One Athenaeum Street
Cambridge, Massachusetts  02142

Dear Michael:

     In order to induce you to remain in the employ of The Learning Company, Inc. (the "Company"), the Company and you agree as set forth in this letter agreement.

     1. RESTRICTED STOCK GRANT. The Company agrees to issue and sell to you on the date hereof under the Company's Long Term Equity Incentive Plan (the "LTIP"), and you agree to purchase, at a price of $.01 per share, 350,000 shares of the Company's Common Stock, $.01 par value per share (the "Common Stock"). The shares of Common Stock will be "Restricted Stock" under the LTIP, will be issued and sold pursuant to a Restricted Stock Agreement substantially in the form of EXHIBIT A attached hereto and will be subject to stockholder approval of an amendment to the LTIP as further described in paragraph 2 below.

     2. AMENDMENT TO COMPANY'S LONG TERM EQUITY INCENTIVE PLAN. The Company agrees to submit to its stockholders for consideration at the first meeting of stockholders of the Company after the date hereof (the "Stockholders Meeting") an amendment (the "LTIP Amendment") to the LTIP to restate Section 7E to (a) expand the definition of performance goals under subsection (i) thereof, and (b) to remove subsection (ii) which limits the number of shares of Restricted Stock (as defined in the LTIP) that may be granted to any Covered Employee (as defined in the LTIP) in any fiscal year.

     3.   CHANGE IN CONTROL.

          (a) Notwithstanding the foregoing, in the event of a "Change in Control" (as hereinafter defined) of the Company prior to approval of the LTIP Amendment, you shall be entitled to receive cash in an amount equal to the product of (i) 350,000, multiplied by (ii) the fair market value per share (as determined in


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Mr. Michael J. Perik
January 30, 1998
Page 2

good faith by the Board of Directors of the Company) of the Company's Common Stock on the date of such Change in Control.

          (b) The amount payable under paragraph 3(a) shall be paid as a lump sum upon the Change in Control.

          (c) For purposes of this paragraph 3, "Change in Control" has the meaning set forth in the LTIP on the date hereof.

          (d) In the event that the Company pays the cash payment due under paragraph 3(a), the Company shall have no further obligations pursuant to paragraph 1 or paragraph 2 hereof and the Company will repurchase from you, and you agree to sell to the Company, the Restricted Stock described in paragraph 1 above. Notwithstanding any other provision herein, in no event will you be entitled to receive both the Restricted Stock described in paragraph 1 above and the cash payment described in paragraph 3(a).

     4.   EXPIRATION; TERMINATION.

          (a) This Agreement shall expire on the first to occur of the following: (i) immediately following the Stockholder Meeting, if the LTIP Amendment is approved by the stockholders; and (ii) termination of your employment with the Company for any reason prior to a Change in Control, provided that this Agreement shall not terminate pursuant to this paragraph 4(a)(ii) if the Company terminates your employment prior to the Stockholder Meeting other than for just cause (as defined in the employment agreement, dated April 9, 1997, between the Company and you); or (iii) if the stockholders do not approve the LTIP Amendment at the Stockholder Meeting, at such time that the Company and you enter into mutually acceptable alternative arrangements.

          (b) The expiration of this Agreement pursuant to this paragraph 4 shall not affect any claim of any party arising from a breach of this Agreement occurring prior to such expiration.

     5.   SUCCESSORS; BINDING AGREEMENT.

          (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement prior to the effectiveness of any succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled hereunder. As used in this


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Mr. Michael J. Perik
January 30, 1998
Page 3

Agreement, "the Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid.

          (b) Your rights and obligations hereunder are not assignable by you, provided that this Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or if there is no such designee, to your estate.

     6. NOTICE. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be duly given when delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the General Counsel of the Company at One Athenaeum Street, Cambridge, Massachusetts 02142, and to you at the address shown above or to such other address as either the Company or you may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

     7.   MISCELLANEOUS.

          (a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

          (b) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

          (c) No waiver by you at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company shall be deemed a waiver of that or any other provisions at any subsequent time.

          (d) This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

          (e) Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

          (f) This letter agreement does not amend or supersede in any way the terms of the employment agreement, dated April 9, 1997, between the Company and you, which remains in full force and effect.

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Mr. Michael J. Perik
January 30, 1998
Page 4

     If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                        Sincerely,

                                        THE LEARNING COMPANY, INC.



                                        By: /s/ Robert Rubinoff
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Agreed to this 30th day of January, 1998.
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/s/ Kevin O'Leary
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   (Signature)